Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2011, relating to the financial statements and financial highlights which appears in the September 30, 2011 Annual Report to Shareholders of SunAmerica Equity Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures”, and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

January 26, 2012